EX-99.1 MEMBER NEWS DATED OCTOBER 19, 2006

RE: SEATTLE BANK ANNOUNCES ELECTED DIRECTORS FOR 2007

Dear Seattle Bank Members,

On behalf of the Board of Directors of the Federal Home Loan Bank of Seattle (Seattle Bank), we are pleased to announce the results of our 2007 election of directors representing Alaska, Hawaii, and Utah.

Michael A. DeVico, executive vice president and chief information officer of Zions Bancorporation, a financial holding company in Salt Lake City, Utah, will join our board on January 1, 2007, as a first-term Seattle Bank director, representing Utah. A graduate of St. John's University with a master's degree in finance, Mr. DeVico began his banking career in 1982 with the Chase Manhattan Bank in New York. In 1987, he became vice president of Bankers Trust Company of New York, and in 1990, he joined Bank of America where he served in a number of positions, including executive vice president for the Interactive Banking Division and chief executive officer of the bank's Midwest Retail Division. From 2000 -- 2001, Mr. DeVico was chief executive officer of Xpede, and in 2001 he joined the Zions organization. He has served on the boards of numerous business organizations.

The following Seattle Bank directors were re-elected to our Board of Directors:

Craig E. Dahl, president and chief executive officer of Alaska Pacific Bank, headquartered in Juneau, Alaska, representing Alaska

Russell J. Lau, vice chairman and chief executive officer of Finance Factors, Ltd. in Honolulu, Hawaii, representing Hawaii

Details of the election results are attached. Each director ran unopposed and was elected to serve a three-year term beginning January 1, 2007, and expiring December 31, 2009.

The Seattle Bank's board typically consists of 18 members: 10 directors elected by the shareholders, and eight public-interest directors appointed by our regulator, the Federal Housing Finance Board. The Finance Board has not appointed directors to fill appointed director vacancies since January 1, 2005. Currently, the Seattle Bank's board includes two appointed directors whose terms will expire on December 31, 2006. If the Finance Board does not fill these appointed director vacancies, the Seattle Bank's board will consist of 10 elected directors in 2007.

Sincerely,

/s/ Mike C. Daly

Mike C. Daly

Chairman

/s/ James E. Gilleran

James E. Gilleran

President and CEO

/s/ Richard M. Riccobono

Richard M. Riccobono
Executive Vice President and COO

Director Election Results -- Alaska, Hawaii, and Utah

Alaska Election Results

Craig E. Dahl
President and CEO
Alaska Pacific Bank
Juneau, Alaska
unopposed

Hawaii Election Results

Russell J. Lau
Vice Chairman and CEO
Finance Factors, Ltd.
Honolulu, Hawaii
unopposed

Utah Election Results

Michael A. DeVico
Executive Vice President and CIO
Zions Bancorporation
West Valley, Utah
unopposed

This Member News contains forward-looking statements that are subject to risk and uncertainty. These forward-looking statements may contain terms such as "will," "believe," "expect," "intend," "may," "could," "should," and "anticipate" and describe our expectations regarding future events and developments. Future events are difficult to predict, and actual events, actions, or results may differ from those we currently anticipate. Any forward-looking statements made in this Member News speak only as of the date hereof, and we do not undertake to update any such statements.